FORM OF PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and Twin Oak ETF Company (“Twin Oak”), intending to be legally bound, hereby agree with each other as follows:

1.	The Trust hereby offers Twin Oak and Twin Oak hereby purchases one (1) share each (each, a “Share” and collectively, the “Shares”) of the Twin Oak Enhanced Equity ETF, Twin Oak Enhanced Fixed Income ETF, Twin Oak Global Equity ETF, Twin Oak Strategic Solutions ETF, and Twin Oak Hedged Opportunities ETF (each a “Fund”) at price per Share equivalent to the net asset value per Share of each respective Fund as determined on [ ].

2.	The Trust hereby acknowledges receipt from Twin Oak of funds in the amount of $[ ] in full payment for the Shares.

3.	Twin Oak represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.	This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [ ].

The RBB Fund Trust

By:
Name:	James G. Shaw
Title	Chief Financial Officer, Chief Operating Officer, and Secretary

Twin Oak ETF Company

By:
Name:	Zachary Wainwright
Title:	CEO